UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 26, 2015

VBI VACCINES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18188 (Commission File Number)	93-0589534 (IRS Employer Identification Number)

222 3rd Street, Suite 2241 Cambridge, Massachusetts (Address of principal executive offices)	02142 (Zip Code)

(617) 830-3031

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On October 26, 2015 (the “Signing Date”), VBI Vaccines Inc., a Delaware corporation (the “Company”), SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“SciVac”), and Seniccav Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SciVac (the “Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of SciVac (the “Proposed Merger”).

At the effective time of the Proposed Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) (including shares of Company Common Stock issued prior to the Effective Time upon conversion of the Company’s Series 1 Convertible Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”)) will be converted into the right to receive common shares of SciVac, no par value per share (the “SciVac Common Shares”), in the ratio of 20.808356 SciVac Common Shares for each share of Company Common Stock (subject to proportionate adjustments for forward or reverse stock splits pursuant to the terms of the Merger Agreement) (the “Exchange Ratio”). No fraction of a SciVac Common Share will be issued, but instead the number of SciVac Common Shares to be issued to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a SciVac Common Share will be rounded down to the nearest whole SciVac Common Share. The total number of SciVac Common Shares that becomes issuable to the former holders of the Company’s Common Stock at the Effective Time is referred to as the “Merger Consideration”.

In addition, at the Effective Time, (i) each outstanding warrant to purchase a share of Company Common Stock and (ii) each outstanding option to purchase a share of Company Common Stock, whether vested or unvested, and so long as such warrant or option has not, prior to the Effective Time, been exercised, cancelled, terminated or expired, will be deemed to constitute a warrant or an option, as applicable, to purchase, on the same terms and conditions, a number of SciVac Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such warrant or option multiplied by (ii) the Exchange Ratio, at an exercise price per SciVac Common Share equal to the quotient of (i) the exercise price per share of Company Common Stock (rounded up to the nearest cent) subject to such warrant or option (converted first into Canadian dollars as further described in the Merger Agreement) divided by (ii) the Exchange Ratio.

The Company, SciVac and Sub each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by each of the Company and SciVac to, subject to certain exceptions, conduct its business in the ordinary course during the interim period between the Signing Date and the Effective Time.

The obligation of the parties to consummate the Proposed Merger is subject to a number of closing conditions, including, among other customary conditions:

•

the Company’s stockholders will have approved the Merger Agreement and the Proposed Merger at a special meeting of its stockholders to be held at a time and place to be determined (the “Company Stockholder Approval”);

•	SciVac’s shareholders will have approved issuance of the Merger Consideration, the change of SciVac’s name to “VBI Vaccines Inc.” and a new equity incentive plan (the “SciVac Shareholder Approval”);

•

SciVac must have obtained the conditional approval of the Toronto Stock Exchange (the “TSX”) to list the Merger Consideration on the TSX, with final approval subject to receipt of the SciVac Shareholder Approval;

•

NASDAQ or the New York Stock Exchange (the “NYSE”) must have approved an initial listing application of SciVac on a post-merger basis, and the Merger Consideration shall have been approved for quotation or listing, as the case may be, on NASDAQ or the NYSE, as applicable;

•	termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the absence of any injunction or similar restraint prohibiting or making illegal consummation of the Proposed Merger or any of the other transactions contemplated by the Merger Agreement;

•	the effectiveness of the registration statement in connection with the issuance of the Merger Consideration in the Proposed Merger; and

•	SciVac and the Company must have consummated the $25 million financing transaction to be completed concurrently with the Proposed Merger.

The Merger Agreement contains certain other termination rights for each of the Company and SciVac, including the right of each party to terminate the Merger Agreement if the Proposed Merger has not been consummated by March 31, 2016. Neither the Company nor SciVac is permitted to solicit, initiate or knowingly encourage the submission or announcement of any inquiries, or offers that constitute or would reasonably be expected to lead to any “Acquisition Proposal” (as defined in the Merger Agreement). However, prior to the receipt of, in the case of the Company, the Required Company Vote (as defined in the Merger Agreement), or, in the case of SciVac, the SciVac Shareholder Approval, the Company’s board of directors or SciVac’s board of directors, as applicable, may participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Acquisition Proposal that the applicable board determines in good faith, after consultation with the its outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement). Each party has the right to terminate the Merger Agreement if the other party enters into an acquisition agreement with respect to a Superior Proposal under certain circumstances further described in the Merger Agreement. In the event SciVac terminates the Merger Agreement on the basis of a Superior Proposal entered into by the Company, the Company shall pay to SciVac a $2,700,000 termination fee, and if the Company terminates the Merger Agreement on the basis of a Superior Proposal entered into by SciVac, SciVac shall pay to the Company a $3,344,000 termination fee.

Voting and Support Agreements of Certain Company Stockholders and Certain SciVac Shareholders

Concurrently with the execution of the Merger Agreement, certain stockholders of the Company and certain shareholders of SciVac have entered into the voting agreements, pursuant to which such equity holders have, among other matters, agreed to support the Proposed Merger and the other transactions contemplated by the Merger Agreement (the “Voting Agreements”).

Under the Voting Agreements, in addition to agreeing to vote in favor of approval of the Proposed Merger and the Merger Agreement and the transactions contemplated thereby, each stockholder of the Company and shareholder of SciVac party to a Voting Agreement has agreed to not transfer, sell, offer to sell, exchange, assign, pledge or otherwise dispose of or encumber any of the Company Common Stock or SciVac Common Shares held by such holder prior to (i) the Proposed Merger becoming effective; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) or a voluntary termination of such holder’s Voting Agreement by the holder following (A) any increase in the Merger Consideration in the case of shareholders of SciVac party to a Voting Agreement or decrease in the Merger Consideration in the case of stockholders of the Company party to a Voting Agreement; (B) any change to the form of Merger Consideration; or (C) the first anniversary of the date of such holder’s Voting Agreement; whichever occurs first.

The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Company Common Stock and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, SciVac or the Sub or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with this Current Report as Exhibit 2.1, which is incorporated by reference herein.

Important Additional Information

The Company intends to file with the SEC a proxy statement and other relevant materials in connection with seeking the Company Stockholder Approval. When finalized, the proxy statement will be mailed to the stockholders of the Company. Before making any voting decision with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of the Company are urged to carefully read the proxy statement and the other relevant materials when they become available, because they will contain important information about the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company may obtain free copies of the proxy statement (when available) and other documents filed by the Company with the SEC from the Company’s website at www.vbivaccines.com.

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger Agreement. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger Agreement and the transactions contemplated thereby will be included in the proxy statement that the Company intends to file with the SEC. Stockholders of the Company may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers with respect to such transactions by reading the proxy statement once it is available and the other filings referred to above.

Forward-Looking Statements

Certain statements in this report may constitute “forward-looking statements” under Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) related to the Company and/or SciVac and their expectations for the Proposed Merger. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include those referred to in filings of the Company with the SEC, including as set forth in the proxy statement, as well as the following: operating costs and business disruption may be greater than expected following the announcement of the Proposed Merger; the benefits of the Proposed Merger may not meet the parties or stockholders expectations; the conditions to the completion of the Proposed Merger and related transactions may not be satisfied; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the Proposed Merger. The Company assumes no obligation, and expressly disclaims any obligation, to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

ITEM 7.01 REGULATION FD DISCLOSURE

On October 26, 2015, the Company issued a press release relating to the Proposed Merger. A copy of the press release is furnished herewith as Exhibit 99.1.

The information disclosed under this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 26, 2015*
99.1	Press Release dated October 26, 2015

* The schedules and similar attachments have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and similar attachments are contained within the Agreement and Plan of Merger. The Company hereby agrees to furnish a copy of any such omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2015

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Jeff Baxter
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 26, 2015*
99.1	Press Release dated October 26, 2015

* The schedules and similar attachments have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and similar attachments are contained within the Agreement and Plan of Merger. The Company hereby agrees to furnish a copy of any such omitted schedule or similar attachment to the SEC upon request.